SCHEDULE 14A
                    Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934 (Amendment No. __)


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                               VISX, Incorporated

                (Name of Registrant as Specified In Its Charter)

        Carl C. Icahn, Barberry Corp. and High River Limited Partnership


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         On April 23, 2001, Mr. Icahn issued a press release, which press release is attached hereto as Exhibit 1.

                                                                  Exhibit 1
                              FOR IMMEDIATE RELEASE


   ICAHN INSISTS ON VISX MANAGEMENT AGREEING TO PUT THE BEST OFFER OF $32 PER SHARE OR HIGHER FROM ANY QUALIFIED BIDDER TO THE VOTE OF VISX SHAREHOLDERS

New York, New York     April 23, 2001. Carl C. Icahn, having reviewed the
latest press statement by VISX Incorporated management, stated "I cannot understand why VISX does not simply accept my proposal to submit to shareholders the best offer of $32 per share or higher if they are, as they claim, serious about pursuing an acquisition." Mr. Icahn reiterated that he is willing to engage in a cash merger with VISX in which VISX's shareholders would receive $32 per share subject to due diligence and financing.

Mr. Icahn stated "just as the company has provided earnings data which we find to be vague and confusing, we are confused by their vague and inconsistent statements about whether or not the company is for sale." Mr. Icahn stated that he would be willing to commit the necessary money, time and effort to pursue the diligence and financing efforts that would be needed, but only if VISX agrees with him to submit to a vote of shareholders the best offer of $32 per share or higher from a qualified bidder.

Mr. Icahn declared "I do not wish to be in the position of committing a great deal of my time and capital to pursuing due diligence efforts and lining up financing commitments for a fully financed offer, only to have VISX management refuse to allow shareholders to vote on it." Mr. Icahn observed that he "does not understand the failure of VISX management to meet this simple requirement." However, Mr. Icahn noted, "I continue to be concerned that VISX's entrenched management will act in its own interest and not in the interest of the shareholders."










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                    Contact: Susan Gordon at (212) 702-4309.